UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 26, 2007

MEDIFAST, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23016	13-3714405
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Ident. No.)

11445 Cronhill Drive, Owing Mills, Maryland		21117
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (410)-581-8042

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

In June 2005, the Securities and Exchange Commission approved certain amendments to the continued listing criteria for issuers with a class of securities registered on the New York Stock Exchange (the "NYSE"), under Rule 802.01 of the NYSE's Listed Company Manual. Under these continued listing requirements, as they apply to Medifast, Inc. ("Medifast"), Medifast would be considered "below criteria" if its average market capitalization is less than $75 million over a 30 trading-day period and, at the same time, its stockholders' equity is less than $75 million.

Medifast received official notice from the NYSE that it has fallen "below criteria" under the new continued listing requirements, as its total market capitalization was less than $75 million over a 30 trading-day period and its stockholders' equity was less than $75 million as reported in its press release issued December 26, 2007.

Under the applicable NYSE compliance procedures, Medifast has 45 days from the date of its receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within 18 months. Medifast has submitted such a plan. In order to achieve compliance with the new continued listing standards, Medifast would have to increase its stockholders' equity to $75 million, or demonstrate a market capitalization of at least $75 million, but not necessarily both, at the end of the 18-month compliance period or for two consecutive quarters.

Item 9.01  Financial Statements and Exhibits

Exhibits pursuant to Item 7.01

99.1 Press release dated December 26, 2007, announcing its receipt of the notice from the NYSE. A copy of the press release is attached as Exhibit 99.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFAST, INC.

Dated: December 27, 2007	By:	/s/ Michael S. McDevitt
Michael S. McDevitt
Chief Executive Officer